Exhibit 16.1

AWC (CPA) Limited CERTIFIED PUBLIC ACCOUNTANTS 7/F, Nan Dao Commercial Building 359-361 Queen's Road Central Hong Kong Tel : (852) 2851 7954 Fax: (852) 2545 4086	正大會計師事務所有限公司 香港執業會計師 香港皇后大道中三五九至三六一號 南島商業大七樓 電話：(八五二)二八五一 七九五四 傳真：(八五二)二五四五 四Ｏ八六

May 13, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements made by REDtone Asia, Inc. (the "Company") in Item 4.01 of the Company's Current Report on Form 8-K dated May 13, 2016 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ AWC (CPA) Limited
Certified Public Accountants